Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SFNY HOLDINGS, INC.,

STANDARD FARMS NEW YORK, LLC AND

CGSF INVESTMENTS LLC

SEPTEMBER 1, 2023

List of Exhibits

Exhibit A	Assignment
Exhibit B	CGSF Loan Termination Agreement
Exhibit C	Form of Standard Farms Certificate of Amendment
Exhibit D	Form of Mutual Non-Disparagement Agreement

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2023, by and among SFNY Holdings, Inc., a Delaware corporation (the “Seller”), Standard Farms New York, LLC, a Delaware limited liability company (“Standard Farms” and, together with the Seller, the “Seller Parties” and each, individually, a “Seller Party”), and CGSF Investments LLC, a Delaware limited liability company (the “Buyer”). The Seller Parties and the Buyer are collectively referred to herein as the “Parties” and each individually as a “Party”.  Certain capitalized terms used in this Agreement not otherwise defined are defined in ARTICLE VIII hereof.

RECITALS

The Seller owns all Class A Units of, and manages and controls, Standard Farms;

Standard Farms owns 75% of the membership interests of, and manages and controls, CGSF Group;

The Buyer, desires to purchase, and the Seller desires to sell, the Interests in Standard Farms on the terms set forth herein; and

The Buyer and Seller desire to amend the Standard Farms LLC Agreement on the terms set forth herein.

The Buyer and Seller also desire to terminate the CGSF Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Interests

1.1Purchase and Sale of the Interests.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, all of the Seller’s right, title and interest in and to the Interests, free and clear of any and all Liens.

(b)To effect the transfer contemplated by Section 1.1(a), at the Closing, the Seller shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.2 hereof, an assignment of the Interests in the form attached hereto as Exhibit A (the “Assignment”).

1.2Payment for the Interests.  As payment in full for the Interests being acquired by the Buyer hereunder, the Buyer shall pay to the Seller contemporaneously with the execution of this Agreement One Million Four Hundred Thousand US Dollars ($1,400,000) by wire transfer of immediately available funds pursuant to wire instructions previously provided by the Seller to the Buyer.

ARTICLE II

The Closing

2.1The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held via the electronic exchange of signature pages among the parties on the date hereof (the “Closing Date”).  The Closing will be deemed completed as of 12:01 a.m., local time, on the morning of the Closing Date (the “Closing Time”).

2.2Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)the Assignment duly executed by the Seller;

(b)long-form certificates of good standing of the Seller Parties from the State of Delaware dated no more than fifteen (15) days prior to the Closing Date;

(c)a certificate of non-foreign status executed by the Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b);

(d)evidence reasonably satisfactory to the Buyer that the Interests being acquired by the Buyer have been released from any previously existing Liens; and

(e)the documents duly executed by the Seller evidencing the termination of the CGSF Loan Agreement in the form of Exhibit B attached hereto.

2.3 Deliveries by the Buyer.  At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a)the cash payment required under Section 1.2:

(b)the Assignment duly executed by the Buyer delivered to the Seller;

(c)the Standard Farms Certificate of Amendment duly executed by Buyer in the form of Exhibit C attached hereto; and

(d)the Mutual Non-Disparagement Agreement between Buyer, the Nation and the RTO of claims, substantially in the form attached hereto as Exhibit D, duly executed by the Buyer, the Nation and the RTO.

ARTICLE III

Representations and Warranties

3.1Seller Representations.  Each Seller Party hereby represents and warrants to the Buyer that:

(a)Organization. Such Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization.

(b)Authority, Approval and Enforceability.   This Agreement has been duly authorized, executed and delivered by such Seller Party, and such Seller Party has all requisite power and authority to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by the Seller in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and thereby, and to perform such Seller Party’s covenants and obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each of the Ancillary Agreements to which such Seller Party is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c)No Seller Party Defaults or Consents.  Except as set forth on Schedule 3.1(c), the execution and delivery of this Agreement and the applicable Ancillary Agreements by such Seller Party and the performance by such Seller Party of its obligations hereunder and thereunder will not violate in any material respect any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Seller Party is a party, or by which the properties or assets of the such Seller Party is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to timely consummate the transactions contemplated hereby.

(d)Title to Interests.  Except as set forth on Schedule 3.1(d), the Seller is the sole record and beneficial owner of, and has good and valid title to, the Interests, free and clear of any and all Liens. Standard Farms is the sole record and beneficial owner of, and has good and valid title to, the CGSF Interests, free and clear of any and all Liens.  Upon delivery to the Buyer at the Closing of the Assignment, good and valid title to the Interests will pass to the Buyer, free and clear of any and all Liens.

(e)No Liens, Indebtedness or Contracts.  Except for the CGSF/ Standard Farms Organizational Documents,  the CGSF Loan Agreement (which will be terminated at Closing) and the relationships set forth on the loan confirmation attached as Schedule 3.1(e), neither Seller Party has been or is a party or subject to any other Contract.  Neither Seller Party has incurred any Indebtedness or suffered any Liens.  Neither Seller Party has any employees or independent contractors.

(f)Organizational Documents.  All of the CGSF/Standard Farms Organizational Documents are in full force and effect and have not been amended, modified, restated or terminated.  Other than the CGSF/Organizational Documents, there are no rights of first refusal, preemptive rights, unit options, voting trusts or agreements, subscription agreements or other agreements or arrangements (i) by and among the managers or members of Standard

Farms or CGSF Group, (ii) with any third party relating to membership interests in Standard Farms or CGSF Group, or (iii) that would alter or affect any rights or obligations of members or managers of Standard Farms or CGSF Group.

(g)No Proceedings.  No Action against or involving such Seller Party or its Affiliates is pending or, to such Seller Party’s knowledge, threatened before any Governmental Authority (a) seeking to prohibit it from entering into this Agreement, (b) seeking to prohibit the Closing and/or (c) seeking Damages against such Seller Party as a result of the consummation of the transactions contemplated by this Agreement.

(h)Brokers and Finders.  All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of either Seller Party or any of its respective Affiliates in such a manner as to give rise to any valid claim against the Buyer or any of Buyer’s Affiliates for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.2Buyer Representations.  The Buyer hereby represents and warrants to the Seller that:

(a)Corporate Existence and Qualification.  It is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  It has the power to own, manage, lease and hold its assets and to carry on its business as and where such assets are presently located and such business is presently conducted.

(b)Authority, Approval and Enforceability.  It has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by it of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its covenants and obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on its part, and no other proceedings or actions on its part are necessary to authorize the execution and delivery by it of this Agreement or the Ancillary Agreements to which it is a party, the performance by it of its covenants and obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by it.  This Agreement and each Ancillary Agreement to which it is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c)No Conflicts or Consents.  The execution and delivery by it of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its covenants and obligations hereunder and thereunder and/or the consummation by it of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any of the terms, conditions or provisions of its Organization Documents; (b) violate any Legal Requirements applicable to it; or (c) require it to obtain or make any consent, notice, waiver, approval, order, action, Permit or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party.

(d)No Proceedings.  No Action against or involving the Buyer or its Affiliates is pending or, to the Buyer’s knowledge, threatened before any Governmental Authority (a) seeking to prohibit it from entering into this Agreement, (b) seeking to prohibit the Closing and/or (c) seeking Damages against the Buyer or its Affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(e)Brokers and Finders.  All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of Buyer or any of its Affiliates in such a manner as to give rise to any valid claim against Buyer, either Company or the Seller for any investment banker, brokerage or finder’s commission, fee or similar compensation.

ARTICLE IV

Post-Closing Obligations

4.1Further Assurances; Cooperation.

(a)Following the Closing, the Seller Parties and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

(b)The Seller Parties agree to, and to cause their Affiliates and Representative to, cooperate with Buyer to ensure an orderly transition of the management of CGSF Group’s business to Buyer following the Closing.  If and as requested by Buyer, the Seller Parties shall, and shall cause their Affiliates and Representatives to, promptly provide all agreements, statements, electronic files, data, passwords and other information, if and as reasonably requested by the Buyer, relating to Standard Farms and CGSF Group and their respective businesses.

4.2Publicity.  None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except: (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and (b) the Buyer and/or its Affiliates may make customary disclosures to the investment community and to their banks and advisors, provided, that the Buyer and/or its Affiliates shall not disclose the economic terms of this Agreement or the transactions contemplated hereby, except as required by any applicable Legal Requirement.  The parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

4.3Post-Closing Indemnities.

(a)Subject to Section 6.1, the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Damages actually paid, suffered or sustained by the Buyer or its Affiliates, or any of them, directly or indirectly, arising out of or resulting from a breach of, or inaccuracy in, (i) any of the representations or warranties made by either Seller Party and/or (ii) a breach or default in performance by a Seller Party of any covenant or agreement of such Seller Party contained in this Agreement; provided that, except as a result of fraud by a Seller Party, the liability of the Seller Parties under Section 4.3(a)(i) shall be limited to the amount paid by the Buyer to the Seller pursuant to Section 1.2 of this Agreement; provided further that neither Buyer nor its Affiliates shall be entitled to make any claim for indemnification under Section 4.3(a)(i) unless and until the aggregate amount of all such Damages exceeds US $50,000.00 (the “Basket”), whereupon the indemnifiable amount shall be calculated from the first dollar in excess of the Basket (except for a claim relating to a breach of, or inaccuracy in, Sections 3.1(a), (b), (c), (d) or (h), in which case the indemnifiable amount shall be calculated from the first dollar of such claim).  This Section 4.3(a) shall not apply to (i) Taxes owing pursuant to Section 5.1 or (ii) Damages or claims arising out of or resulting from the matters set forth on Schedule 4.3(a).

(b)Subject to Section 6.1, the Buyer shall indemnify and hold harmless the Seller Parties and their Affiliates from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by the Buyer in this Agreement, and/or (ii) a breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement; provided that, except as a result of actual fraud by the Buyer, the liability of the Buyer to the Seller Parties under Section 4.3(b)(i) shall be limited to the amount paid by the Buyer to the Seller pursuant to Section 1.2 of this Agreement; provided further that neither Seller Parties nor their Affiliates shall be entitled to make any claim for indemnification under Section 4.3(b)(i) unless and until the aggregate amount of all such Damages exceeds the Basket, whereupon the indemnifiable amount shall be calculated from the first dollar of such Damages (except for a claim relating to a breach of, or inaccuracy in, Section 3.2(a), (b), (c) or (e), in which case the indemnifiable amount shall be calculated from the first dollar of such claim).

4.4Non-Disparagement; Non-Disclosure.

(a)Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other party or such other party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a party or a party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

(b)Non-Disclosure. The Seller Parties shall, and shall cause their respective Affiliates and Representative to, hold in strict confidence all, and not divulge or disclose any, Confidential Information concerning the business of CGSF Group and the transactions contemplated by this Agreement.  Buyer shall, and shall cause its Affiliates and Representatives to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the obligations of confidence in this Section 4.4(b) shall not apply to (a) information that is or becomes generally available to the public other than as a result of a disclosure by a breaching Party or any of its Affiliates or Representatives, (b) information that is or becomes available to a Party or any of its Affiliates or Representatives after the Closing on a non-confidential basis, (c) information that is independently developed by a Party, and (d) information that is required to be disclosed by a Party or any of its Affiliates or Representatives as a result of any applicable law, rule or regulation of any Governmental Authority or national securities exchange, provided that the disclosing Party shall, to the extent practicable, provide reasonable advance notice to the other Parties and an opportunity for the other Parties to consult with the disclosing Party in advance of any such disclosure.

(c)Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Party or any of its respective Affiliates of Section 4.4(a) or (b) may cause irreparable harm and damage to another Party in a monetary amount that may be virtually impossible to ascertain.  As a result, each Party recognizes and hereby acknowledges that another Party may seek an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 4.4 (a) or (b) by such Party or any of its Affiliates, and that any such injunction shall be cumulative and in addition to whatever other rights or remedies a Party and its Affiliates may possess hereunder, at law or in equity.  Nothing contained in this Section 4.4(c) shall be construed to prevent a Party from seeking and recovering from another Party or its Affiliates Damages sustained by it as a result of any breach or violation of any of the covenants or agreements contained herein.

ARTICLE V

Tax Matters

5.1Tax Matters.  The Seller Parties shall be responsible for any Taxes with respect to the Interests that relate to any period prior to the Closing Time, including but not limited to any amount reported on a Schedule K-1 provided to a Seller Party with respect to the taxable year in which the Closing occurs.  If there is any audit, controversy or other examination which results in the Buyer or CGSF Group incurring any Tax liability that is properly attributable to a Seller Party, such Seller Party shall reimburse the Buyer or CGSF Group, as applicable, for such Tax within sixty (60) days after its receipt of written notice relating to such Tax.   The Buyer shall be responsible for any Taxes with respect to the Interests that relate to any period subsequent to the Closing Time.

ARTICLE VI

Miscellaneous

6.1Survival of Claims.  The representations and warranties of the Seller Parties and the Buyer set forth in this Agreement shall survive the Closing for a period of one (1) years from the Closing Date, provided, however, that the representations and warranties set forth in Sections 3.1(a), (b), (c), (d) and (h) and 3.2(a), (b), (c) and (e) shall survive indefinitely.  Notwithstanding anything to the contrary in the previous sentence, all representations and warranties shall survive beyond the survival periods specified above if a claim for indemnification is properly made hereunder claiming a breach of, or inaccuracy in, such representation and warranty prior to the expiration of the survival period for such representation and warranty set forth above, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

6.2Costs and Expenses.  The Seller shall be responsible for and shall discharge all of the fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred or to be incurred by the Seller in connection with this Agreement and the transactions contemplated hereby.  The Buyer shall be responsible for and shall discharge all of the fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred or to be incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby.

6.3Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

IF TO SELLER PARTIES:	c/o TILT Holdings Inc. 2801 E. Camelback Rd., Suite 180 Phoenix, AZ 85016 Attn: Legal E-mail: [***]

IF TO BUYER	c/o Power Fund Holdings II, LLC 150 Mt. Vernon Street, Suite 560 Dorchester, MA 02125 Attn:Sean Power E-mail: [***]

With a copy to:	Mintz Levin PC 919 Third Avenue New York, NY 10022 Attn:James M. McKnight E-mail: [***]

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice hereunder given by personal delivery or registered or certified mail shall be effective upon actual receipt.  Notice hereunder given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours.  Notwithstanding anything to the contrary contained herein, notices to any Party hereunder shall not be deemed effective with respect to such Party until such notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.

6.4Governing Law.  The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).  Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the state of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Ancillary Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware.  Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Ancillary Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

6.5Survival.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.  .

6.6Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.7Entire Agreement; Amendments and Waivers.  This Agreement and the Ancillary Agreements, together with all exhibits and schedules attached hereto, and the Mutual Non-Disclosure Agreement, constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

6.8Binding Effect and Assignment; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties, provided, however, that nothing herein shall prohibit the assignment of the Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of the Buyer’s rights (but not obligations) to any lender.  Except as set forth in Section 5.3 with respect to the Buyer, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

6.9Remedies.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies.  Following the Closing, the parties agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, the rights to indemnification under Section 5.3 shall be the sole remedy that any party will have in connection with the transactions under this Agreement, other than the Ancillary Agreements (with respect to which the applicable Persons may pursue any and all legal or equitable remedies available to them under such Ancillary Agreements or applicable Legal Requirements).

6.10Exhibits and Schedules.  The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference.  The Schedules hereto shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face to such other representation or warranty.  The information disclosed in the Schedules hereto shall not be deemed to constitute an admission of liability under any applicable Legal Requirement or an acknowledgement that such information is material. The disclosure of any information in the Schedules hereto as an exception to a representation or warranty shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by a party in this Agreement.

6.11Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by electronic mail or .pdf files, by each party of a signed signature page to this Agreement to the other party.

6.12References and Construction.

(a)Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require.  References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.  When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an article or a section, such reference shall be to an article or a section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted, and no rule of strict construction shall be applied against any party.  Each of the parties acknowledges that it has been represented by an attorney in connection with the negotiation, preparation and execution of this Agreement.

ARTICLE VII

Definitions

Capitalized terms used in this Agreement are used as defined in this ARTICLE VII or elsewhere in this Agreement.

“Action” means any action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, audit, investigation, hearing, complaint, demand, proceeding or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the LLC Agreements and the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Assignment” has the meaning set forth in Section 1.1(b).

“Business Day” means any day except Saturday, Sunday or any days on which banks are not generally open for business in New York, New York.

“Buyer” has the meaning set forth in the Preamble.

“CGSF Group” means CGSF Group, LLC.

“CGSF Group LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of CGSF Group dated as of May 31, 2019, as amended by Amendment dated August 24, 2021.

“CGSF Interests” means the membership interests of Standard Farms in CGSF Group, representing a 75% ownership interest in CGSF Group.

“CGSF Loan Agreement” means that certain Loan Agreement between the Seller and CGSF Group, dated August 24, 2021.

“CGSF/Standard Farms Organization Documents” means, collectively, (i) the certificate of formation, as amended or restated, of CGSF Group, (ii) the CGSF Group LLC Agreement, (iii) the certificate of formation, as amended or restated, of Standard Farms, and (iv) the Standard Farms LLC Agreement.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Time” has the meaning set forth in Section 2.1.

“Closing” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential data and confidential information relating to the business of the Parties which is or has been disclosed to a Party or of which a Party became aware as a consequence of or through its relationship with the Parties and which has value to the Parties and is not generally known to the competitors of the Parties.  Confidential Information includes, without limitation, (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Parties; (c) Trade Secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).  Notwithstanding the foregoing, Confidential Information shall not include any data or information that (x) has been voluntarily disclosed to the general public by the Parties or their Affiliates, (y) has been independently developed and disclosed to the general public by others, or (z) otherwise enters the public domain through lawful means.

“Contracts,” when described as being those of or applicable to any Person, means any and all contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the assets of such Person is subject or bound, excluding any Permits.

“Damages” means any and all damages, liabilities, obligations, fines, judgments, administrative orders, remediation requirements, enforcement actions, claims, deficiencies, losses, costs, penalties, charges, liquidated damages, reasonable expenses, assessments, income and other Taxes, interest and penalties, including reasonable attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing.

“Governmental Authority” means any nation or country (including, without limitation, the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

“Indebtedness” mean all liabilities to pay or repay monetary obligations, whether current, deferred, contingent or otherwise, whether verbal or written, including but not limited to obligations evidenced by loan agreements, notes, guaranties, letters of credit, accounts payable or other instruments or agreements.

“Interests” means the membership interests of the Seller in Standard Farms, representing all Class A Units of Standard Farms.

“Legal Requirements,” when described as being applicable to any Person, means any and all federal, state, local or foreign laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or Properties.

“Liens” means all liens, mortgages, pledges, security interests, or similar encumbrances.

“LLC Agreements” means the CGSF Group LLC Agreement and the Standard Farms LLC Agreement.

“Nation” means the Shinnecock Indian Nation, a federally recognized Indian tribe.

“Mutual Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement dated August 16, 2023 by and among TILT Holdings, Inc., Power Fund Holdings II, LLC and Sean Power.

“Organization Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or similar governing document.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, operating authorities, franchises, easements, applications, filings, registrations and other authorizations or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“RTO” means Little Beach Harvest LLC, a wholly owned entity of the Nation.

“Representatives” means, with respect to a Party, the managers, members, shareholders, officers, directors, employees, agents, accountants, legal counsel and other representatives and advisers of such Party and its Affiliates.

“Seller” has the meaning set forth in the Preamble.

“Standard Farms Certificate of Amendment” means that certain amendment to the Standard Farms Certificate of Formation attached as Exhibit C.

“Standard Farms” has the meaning set forth in the Preamble.

“Standard Farms LLC Agreement” means that certain Amended and Restated Limited Liability Company agreement of Seller (formerly Verano CGV Holdings, LLC), dated May 31, 2019, as amended by Amendment dated August 24, 2021.

“Tax Return” means any return, form, statement, election, claims for refund, report, information return or other document (including schedules, attachments or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the imposition, enforcement, determination, assessment or collection of any Tax or the administration of any Tax, including any amendment thereof.

“Tax” or “Taxes” means (a) any federal, state, local or municipal, or non-U.S. income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, goods and services, harmonized, occupation, property, escheat, abandoned or unclaimed property, excise, estimated, severance, windfall profits, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration or any other taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, fines, deficiency assessments, additions to tax, penalties and interest; (b) any Liability of any or all of the Entities for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, including as a transferee or successor, by contract or otherwise.

“Trade Secrets” means information of the Parties including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

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EXECUTED as of the date first written above.

The Seller Parties:

SFNY HOLDINGS, INC.

By:	/s/ Tim Conder
Name: Tim Conder
Title: President

STANDARD FARMS NEW YORK LLC

By:	/s/ Tim Conder
Name: Tim Conder
Title: Authorized Signatory

The Buyer:

CGSF INVESTMENTS LLC BY: POWER FUND HOLDINGS II, LLC,
its Manager

By:	/s/ Sean Power
Name: Sean Power
Title: Manager